EXHIBIT 21

Name	State or Other Jurisdiction of Incorporation
RFMD, LLC	North Carolina
RFMD Infrastructure Product Group, Inc.	North Carolina
Qorvo International Holding, Inc.	North Carolina
Qorvo UK Ltd.	United Kingdom
RFMD (UK) Limited	United Kingdom
Qorvo Netherlands Holding B.V.	The Netherlands
Qorvo Netherlands B.V.	The Netherlands
RF Micro Devices, Svenska AB	Sweden
Qorvo Denmark ApS	Denmark
Qorvo Finland Oy	Finland
Qorvo Korea YH	Korea
Qorvo Beijing Co., Ltd.	People’s Republic of China
Qorvo Hong Kong Pvt. Limited	Hong Kong
Xemod Incorporated	California
Qorvo International Services, Inc.	Delaware
Premier Devices – A Sirenza Company	California
Qorvo Germany Holding GmbH	Germany
Qorvo Germany GmbH	Germany
Radio Frequency Micro Devices (India) Private Limited	India
Amalfi Semiconductor, Inc.	Delaware
Amalfi Semiconductor, Ltd.	Cayman Islands
Qorvo Singapore Pte. Ltd.	Singapore
Qorvo Dezhou Co., Ltd.	People’s Republic of China
Qorvo US, Inc.	Delaware
Qorvo Oregon, Inc.	Oregon
Qorvo Munich GmbH	Germany
Qorvo Costa Rica S.R.L.	Costa Rica
Qorvo Asia LLC	Delaware
Qorvo International Pte. Ltd.	Singapore
Qorvo Malaysia Sdn Bhd	Malaysia
Qorvo Japan YK	Japan
Qorvo Shanghai Ltd.	China
Qorvo Texas, LLC	Texas
Qorvo Europe Holding Company	Delaware
TriQuint WJ, Inc.	Delaware
WJ Newco LLC	Delaware
Qorvo California, Inc.	California
Qorvo Utrecht, B.V.	The Netherlands
Qorvo Belgium NV	Belgium
Qorvo Hong Kong Limited	Hong Kong

All of the above listed entities are 100% directly or indirectly owned by Qorvo, Inc., and their results of operations are included in the consolidated financial statements.